Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

THIRD QUARTER 2017 RESULTS

BOSTON, MA (10/26/17) — The Boston Beer Company, Inc. (NYSE: SAM) reported third quarter 2017 net revenue of $247.0 million, a decrease of $6.4 million or 3% from the third quarter of 2016, mainly due to a decline in shipments of 4%. Net income for the third quarter was $33.7 million, or $2.78 per diluted share, an increase of $2.1 million or $0.30 per diluted share from the third quarter of 2016. This increase in net income was primarily due to a decrease in general and administrative expenses, increases in gross margin and a lower tax rate that were partially offset by a decrease in net revenue.

Earnings per diluted share for the 39-week period ended September 30, 2017 were $5.54, an increase of $0.49 from the comparable 39-week period in 2016. Net revenue for the 39-week period ended September 30, 2017 was $656.7 million, a decrease of $30.4 million, or 4%, from the comparable 39-week period in 2016.

In the third quarter and the 39-week period ended September 30, 2017, the Company recorded a tax benefit of $0.04 per diluted share and $0.35 per diluted share, respectively, resulting from the adoption of the new Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”), which was effective for the Company on January 1, 2017.

Highlights of this release include:

•	Depletions decreased 3.5% and 6% from the comparable 13 and 39 week periods in 2016.

•	Gross margin was 53.2% for the third quarter, an increase from 52.7% in the comparable 13-week period in 2016, and 52.1% for the 39-week period ending September 30, 2017, an increase from 51.2% in the comparable 39-week period in 2016. The Company maintains its full year gross margin target of between 51% and 52%.

•	Advertising, promotional and selling expense was flat to the comparable 13-week period in 2016 and decreased $1.1 million, or 1%, from the comparable 39-week period in 2016.

•	Full-year 2017 year over year depletion and shipment change is now estimated at between minus 7% and minus 4%, a decrease and narrowing of the range from the previously communicated estimate of between minus 7% and plus 1%. The 2017 fiscal year includes 52 weeks compared to the 2016 fiscal year, which included 53 weeks.

•	Based on current spending and investment plans, full year 2017 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, is now estimated at between $5.60 and $6.20, a narrowing up of the range from the previously communicated estimate of $5.00 and $6.20.

Jim Koch, Chairman and Founder of the Company, commented, “Total Company depletion trends showed continued improvement during the last quarter while still remaining slightly negative. We remain challenged by the general softening of the craft beer and cider categories and a competitive retail environment with a lot of options for our drinkers. Our leadership team continues to make strides to address these challenges. During the quarter, we have had better focus and execution at retail around our fall seasonal program, which appear to have helped our Samuel Adams Octoberfest trends. We are excited by the introduction in the coming weeks of new media campaigns for both our Samuel Adams and Angry Orchard brands and by the early reception to our key innovations that we are planning to launch nationally in the first quarter of 2018. These innovations include Samuel Adams Sam ’76, a uniquely flavorful and refreshing lager ale union. The Sam ’76 launch will be supported by new media, launch events and other marketing programs to drive awareness of this revolutionary beer. Other innovations that we are planning to launch nationally in the first quarter of 2018 include Samuel Adams New England IPA and Angry Orchard Rosé. In our search to find a successor to our CEO Martin Roper, who announced plans to retire in 2018, our Board continues its process to identify and recruit an exceptional leader who will be able to harness and accelerate the positive steps that we are taking, while building and leveraging our unique craft culture. Consistent with his commitment when he announced his proposed retirement, Martin will continue to lead the team as CEO, until his successor has formally joined the Company, and assist in the new CEO on-boarding process. We believe that we are well positioned to meet the longer-term challenges because of the quality of our employees, our beers, our innovation capability and our sales execution strength, coupled with our strong financial position that enables us to invest in growing our brands and creating new growth opportunities.”

Martin Roper, the Company’s President and CEO stated, “Our reported third quarter depletions decline was primarily due to decreases in our Samuel Adams and Angry Orchard brands and a slight headwind from the timing of our fiscal quarter in relation to the Fourth of July holiday. These decreases were only partially offset by increases in our Truly Spiked & Sparkling and Twisted Tea brands. We are encouraged by the improving total Company depletions trends since the first quarter, but the on-premise channel remains challenging. Truly Spiked & Sparkling has developed as one of the leaders in the emerging hard sparkling water segment and Twisted Tea continues to grow distribution and pull. Most of our volume declines for the quarter resulted from the continued underperformance of our Samuel Adams brand; however, we have seen sequential improvements relative to first and second quarter performance. Our plans to improve our Samuel Adams trends include the introduction of a new campaign this quarter with integrated messaging across media, digital and point of sale, along with a more focused sales execution on our core initiatives. Our plans also include the national launch of Sam ’76 planned for early 2018 and the return of Samuel Adams Cold Snap as our first quarter seasonal. In the third quarter, we also saw continued declines in the cider category and in our Angry Orchard brand. As the leader in the cider category, we are

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

determined to turn these category trends around, and will introduce a new media campaign designed to better educate drinkers on hard cider and the occasions to drink it while explaining the quality and uniqueness of Angry Orchard. We are excited by our planned national launch of Angry Orchard Rosé cider as we hope to attract new drinkers to the category. This launch will be integrated into our new campaign reinforcing occasions, innovation and quality. We have adjusted our expectations for 2017 full-year depletions growth and our earnings guidance to reflect our trends for the first nine months and our current view of the remainder of the year, which includes continued investments in our brands and our new media campaigns. While our full year depletions trends are below our expectations, we are pleased that our efficiency and cost initiatives are delivering ahead of targets and have provided us the flexibility to invest more in our brands. We remain prepared to forsake short term earnings, as we invest to return to long-term profitable growth, commensurate with the opportunities and the increased competition that we see. We have provided our preliminary view of 2018 growth rates based on our plans but these rates are difficult to predict and subject to reassessment. With increased competition and retailer programing decisions remaining unclear it is not possible to be more definitive in our outlook, but we remain optimistic for continued long term growth of the cider and high-end beer segments.”

Mr. Roper went on to say, “Our priorities for the remainder of 2017 and 2018 remain unchanged. Our number one priority is returning both Samuel Adams and Angry Orchard to growth through continued packaging, innovation, promotion and brand communication initiatives, while maintaining Twisted Tea’s momentum. Our second priority is a focus on cost savings and efficiency projects to fund the investments needed to grow our brands. We have adjusted our organization to the new volume environment, while preserving the capability to innovate and return to growth. We believe that the results of these initiatives show in our reported gross margin improvements and in our operating expenses. Based on the success of these efforts, we are maintaining our previously stated goal of increasing our gross margins by about one percentage point per year through 2019, before any mix or volume impacts, while preserving our quality and improving our service levels. Our third priority is long-term innovation, where our current focus is on ensuring that Truly Spiked & Sparkling reaches its full potential, and our long-term intent is to generate a consistent cadence of interesting brand innovations.”

3rd Quarter 2017 Summary of Results

Depletions decreased 3.5% from the comparable 13-week period in 2016.

Shipment volume was approximately 1.1 million barrels, a 4% decrease from the comparable 13-week period in 2016.

The Company believes distributor inventory levels at September 30, 2017 were appropriate. Inventory at distributors participating in the Freshest Beer Program at September 30, 2017 decreased in terms of days of inventory on hand when compared to September 24, 2016. The Company has approximately 79% of its volume on the Freshest Beer Program.

Gross margin at 53.2% represented an increase from the 52.7% margin realized in the third quarter of 2016. The increase primarily resulted from increases in revenue per barrel due to pricing and package mix and lower brewery processing costs driven by waste reductions and efficiency gains, partially offset by unfavorable fixed cost absorption due to lower volumes.

Advertising, promotional and selling expenses were flat to the comparable 13-week period in 2016, primarily due to slightly higher media spending that was offset by decreases in freight to distributors, as a result of lower volume and lower rates.

General and administrative expenses decreased by $3.1 million from the comparable 13-week period in 2016, primarily due to decreases in stock compensation related to the planned retirement of the Company’s Chief Executive Officer in 2018, salary and benefit costs, consulting and legal costs.

Year to Date 2017 Summary of Results

Depletions decreased 6% from the comparable 39-week period in 2016, reflecting decreases in the Company’s Samuel Adams and Angry Orchard brands, partially offset by increases in its Truly Spiked & Sparkling and Twisted Tea brands.

Shipment volume was approximately 2.9 million barrels, a 6% decrease from the comparable 39-week period in 2016.

Gross margin at 52.1% represented an increase from the 51.2% margin realized in the comparable 39-week period in 2016. The increase primarily resulted from increases in revenue per barrel due to pricing and package mix and lower brewery processing costs driven by waste reductions and efficiency gains, partially offset by unfavorable fixed cost absorption due to lower volumes.

Advertising, promotional and selling expenses decreased $1.1 million from the comparable 39-week period in 2016, primarily due to decreases in point of sale and freight to distributors, as a result of lower volume and lower freight rates that were partially offset by higher investments in our sales force and media spending.

General and administrative expenses decreased $8.0 million from the comparable 39-week period in 2016, primarily due to decreases in stock compensation related to the planned retirement of the Company’s Chief Executive Officer in 2018, consulting and legal costs.

Impairment of long-lived assets increased $1.5 million from the comparable 39-week period in 2016, primarily due to the write-down of brewery equipment at the Company’s Pennsylvania and Cincinnati breweries.

The Company’s effective tax rate for the 39-week period ended September 30, 2017 decreased to 32.5% from 36.6% in the comparable 39-week period in 2016. This decrease was primarily due to the tax benefit resulting from the adoption ASU 2016-09, which was effective for the Company on January 1, 2017.

The Company expects that its September 30, 2017 cash balance of $70.0 million, together with its future operating cash flows and its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 39-week period ended September 30, 2017 and the period from October 1, 2017 through October 20, 2017, the Company repurchased approximately 884,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $130.5 million. As of October 20, 2017 the Company had approximately $192.8 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 42-week period ended October 21, 2017 are estimated by the Company to have decreased approximately 6% from the comparable period in 2016.

2017 Outlook

The Company currently projects full year 2017 Non-GAAP earnings per diluted share of between $5.60 and $6.20. This Non-GAAP projection excludes the impact of ASU 2016-09. The Company’s actual 2017 earnings per share could vary significantly from the current projection. The 2017 fiscal year includes 52 weeks compared to the 2016 fiscal year which included 53 weeks. Underlying the Company’s current 2017 projection are the following 52-week full-year estimates and targets:

•	Depletions and shipments percentage change of between minus 7% and minus 4% from the 53-week number in 2016.

•	Price increases per barrel of between 1% and 2%.

•	Gross margin of between 51% and 52%.

•	Increased investments in advertising, promotional and selling expenses of between $10 million and $20 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors. This estimate is subject to timing of brand investments currently planned for the fourth quarter of 2017 which could move into 2018.

•	Non-GAAP effective tax rate of approximately 37%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $35 million and $45 million, most of which relates to continued investments in the Company’s breweries.

2018 Outlook

The Company is completing its 2018 planning process and will provide further detailed guidance when the Company presents its full-year 2017 results. The Company is currently using the following preliminary assumptions and targets for its 2018 fiscal year:

•	Depletions and shipments percentage increase of low single digits.

•	National price increases of between 1% and 2%.

•	Gross margin of between 52% and 53%. Increasing during the year due to progress on the cost initiatives.

•	Increased investment in advertising, promotional and selling expenses of between $15 million and $25 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors. This estimate is subject to the timing of brand investments currently planned for the fourth quarter 2017 which could move into 2018.

•	Non-GAAP effective tax rate of approximately 37%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $55 million and $65 million, which could be significantly higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Spiked & Sparkling, as well as several other craft beer brands brewed by A&S Brewing, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 31, 2016 and December 26, 2015. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, October 26, 2017

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Barrels sold	1,084	1,131	2,869	3,045

Revenue	$264,146	$271,225	$701,247	$734,459
Less excise taxes	17,099	17,792	44,575	47,383

Net revenue	247,047	253,433	656,672	687,076
Cost of goods sold	115,546	119,826	314,808	335,062

Gross profit	131,501	133,607	341,864	352,014
Operating expenses:
Advertising, promotional and selling expenses	63,647	63,817	185,232	186,318
General and administrative expenses	16,358	19,481	54,315	62,325
Impairment of assets	—	—	1,505	37

Total operating expenses	80,005	83,298	241,052	248,680

Operating income	51,496	50,309	100,812	103,334
Other income (expense), net:
Interest income, net	211	22	381	65
Other income (expense), net	196	(169)	253	(594)

Total other income (expense), net	407	(147)	634	(529)

Income before income tax provision	51,903	50,162	101,446	102,805
Income tax provision	18,220	18,632	32,927	37,622

Net income	$33,683	$31,530	$68,519	$65,183

Net income per common share - basic	$2.82	$2.53	$5.60	$5.16

Net income per common share - diluted	$2.78	$2.48	$5.54	$5.05

Weighted-average number of common shares - Class A basic	8,789	9,018	9,037	9,191

Weighted-average number of common shares - Class B basic	3,097	3,367	3,122	3,367

Weighted-average number of common shares - diluted	12,037	12,641	12,299	12,853

Net income	$33,683	$31,530	$68,519	$65,183

Other comprehensive income:
Foreign currency translation adjustment	(13)	2	(23)	(90)

Comprehensive income	$33,670	$31,532	$68,496	$65,093

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$70,045	$91,035
Accounts receivable, net of allowance for doubtful accounts of $170 and $0 as of September 30, 2017 and December 31, 2016, respectively	43,182	36,694
Inventories	54,943	52,499
Prepaid expenses and other current assets	9,593	8,731
Income tax receivable	1,380	4,928

Total current assets	179,143	193,887

Property, plant and equipment, net	387,637	408,411
Other assets	16,651	9,965
Goodwill	3,683	3,683

Total assets	$587,114	$615,946

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$42,193	$40,585
Accrued expenses and other current liabilities	67,201	60,934

Total current liabilities	109,394	101,519

Deferred income taxes, net	53,680	57,261
Other liabilities	9,751	10,584

Total liabilities	172,825	169,364

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,650,988 and 9,170,956 issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	87	92
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,097,355 and 3,197,355 issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	31	32
Additional paid-in capital	370,611	349,913
Accumulated other comprehensive loss, net of tax	(1,080)	(1,103)
Retained earnings	44,640	97,648

Total stockholders’ equity	414,289	446,582

Total liabilities and stockholders’ equity	$587,114	$615,946

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Thirty-nine weeks ended
	September 30, 2017	September 24, 2016
Cash flows provided by operating activities:
Net income	$68,519	$65,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,372	37,305
Impairment of assets	1,505	37
Loss on disposal of property, plant and equipment	571	553
Bad debt expense (recovery)	170	(170)
Stock-based compensation expense	4,593	8,122
Excess tax benefit from stock-based compensation arrangements	—	(12,387)
Deferred income taxes	(3,581)	5,464
Changes in operating assets and liabilities:
Accounts receivable	(6,658)	(7,037)
Inventories	(9,330)	(2,897)
Prepaid expenses, income tax receivable and other assets	2,852	11,841
Accounts payable	5,371	(4,571)
Accrued expenses and other current liabilities	6,244	13,365
Other liabilities	(390)	(6,446)

Net cash provided by operating activities	108,238	108,362

Cash flows used in investing activities:
Purchases of property, plant and equipment	(23,415)	(37,108)
Proceeds from disposal of property, plant and equipment	16	4
Change in restricted cash	(4)	62

Net cash used in investing activities	(23,403)	(37,042)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(121,535)	(138,055)
Proceeds from exercise of stock options	15,159	37,452
Payment of taxes related to exercise of stock options	—	(510)
Cash paid on note payable	(60)	(58)
Excess tax benefit from stock-based compensation arrangements	—	12,387
Net proceeds from sale of investment shares	611	537

Net cash used in financing activities	(105,825)	(88,247)

Change in cash and cash equivalents	(20,990)	(16,927)

Cash and cash equivalents at beginning of year	91,035	94,193

Cash and cash equivalents at end of period	$70,045	$77,266

Supplemental disclosure of cash flow information:
Income taxes paid	$22,408	$21,939

Income taxes refunded	$2	$12,002

(Decrease) Increase in accounts payable for purchase of property, plant and equipment	$(3,763)	$1,235

Decrease in accounts payable for repurchase of Class A Common Stock	$—	$(3,000)

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com